Exhibit 99.1

Spark Therapeutics Reports First Quarter 2015 Results

PHILADELPHIA, Penn., May 6, 2015 — Spark Therapeutics (NASDAQ: ONCE) today announced financial results for the quarter ended March 31, 2015.

“We have had a productive and exciting start to 2015. In February, we successfully completed our initial public offering while making meaningful advancements in all of our product development programs and building our organization,” said Jeffrey D. Marrazzo, co-founder and chief executive officer of Spark. “Further, on the technology in-licensing front and as we announced last week, we are excited about the possibilities that Clearside Biomedical’s microinjector technology may bring to the development of potentially differentiated gene therapies for inherited retinal degenerations (IRDs.)”

Highlights in the period include:

•	SPK-RPE65:

•	In our fully enrolled, pivotal Phase 3 clinical trial, all nine control subjects have completed one-year testing, elected to cross over and have been administered SPK-RPE65.

•	At the Association for Research in Vision and Ophthalmology (ARVO) this week, we are presenting a comprehensive summary of the results of our recently completed mobility test validation study. The mobility test is the primary endpoint in our Phase 3 study.

•	SPK-RPE65 continues to demonstrate long-lasting effects, with the subjects reported to date from our Phase 1 study of the contralateral eye maintaining improvements in functional vision and retinal sensitivity through their latest follow-up visit, which ranges from two to four years post-injection.

•	SPK-CHM:

•	The Phase 1/2 clinical trial for our first follow–on IRD program began enrolling in January and several choroideremia subjects have been dosed to date.

•	We are pleased to report that early results from the trial suggest that SPK-CHM is safe, with no product-related serious adverse events noted thus for.

•	SPK-FIX:

•	Pfizer and we recently filed the IND for a Phase 1/2 clinical trial of the lead vector in our SPK-FIX hemophilia B collaboratio.

•	The trial protocol has been submitted to two potential clinical sites.

•	We continue to expect the trial to be open for enrollment in the first half of this year.

•	ClearSide Biomedical Option Agreement:

•	On April 28, 2015, we announced that we had entered into an exclusive option agreement with Clearside Biomedical to license their microinjector technology for potentially differentiated delivery of gene therapy to the eye.

•	Human Capital:

•	We continue to build the organization with our headcount now standing at nearly 60 employees, with 10 more new employees scheduled to join us in the next several weeks.

•	Strong Cash Position:

•	On February 4, 2015, we completed our IPO, selling 8,050,000 shares of common stock at $23.00 per share raising gross proceeds of over $185.2 million.

•	We closed the first quarter of 2015 with $234.4 million in cash and equivalents.

Financial Results

In the quarter ended March 31, 2015, we recognized $1.3 million of revenue associated with our Pfizer collaboration and $1.0 million of a non-refundable payment after we concluded discussions on a potential agreement with a pharmaceutical company. In the quarter ended March 31, 2014, we recognized $20,000 of revenue associated with our Genable agreement.

Our research and development expenses for the first quarter of 2015 were $8.3 million versus $3.4 million in the first quarter of 2014. The $4.9 million increase was due to a $5.3 million increase in internal research and development expenses, primarily due to significantly increased headcount, offset by a decrease of $0.4 million in external research and development, primarily for clinical trials for SPK-RPE65. The decrease in external research and development was slightly offset by an increase in expense for SPK-CHM and research and development of other product candidates.

General and administrative expenses for the quarter ended March 31, 2015 were $3.7 million versus $1.0 million in the quarter ended March 31, 2014. General and administrative expenses consisted primarily of salaries and related costs, including stock-based compensation, legal and patent costs and other professional fees. The $2.7 million increase primarily was due to increased headcount and costs associated with becoming a public company.

Our net loss applicable to common stockholders for the quarter ended March 31, 2015 was $10.4 million, or ($0.58) basic and diluted per common share, as compared with a net loss applicable to common stockholders of $4.4 million, or ($0.86) basic and diluted net loss per common unit/share for the quarter ended March 31, 2014.

As of March 31, 2015, Spark had cash and cash equivalents of $234.4 million, with 24.5 million shares outstanding.

About Spark Therapeutics

Spark is a gene therapy leader seeking to transform the lives of patients suffering from debilitating genetic diseases by developing one-time, life-altering treatments. Spark’s initial focus is on treating orphan diseases where no, or only palliative, therapies exist.

Spark’s most advanced product candidate, SPK-RPE65, which has received both breakthrough therapy and orphan product designation, is in a fully enrolled pivotal Phase 3 clinical trial for the treatment of rare blinding conditions. Spark is leveraging the experience and technology utilized in the development of SPK-RPE65 to address a broad spectrum of blinding conditions, starting with the development of SPK-CHM for the potential treatment of choroideremia, currently in a Phase 1/2 clinical trial. Spark also is establishing a pipeline of gene therapy candidates to treat hematologic disorders and neurodegenerative diseases, including through a global collaboration with Pfizer Inc. around the development and commercialization of its SPK-FIX program for the treatment of hemophilia B. Spark’s integrated gene therapy platform builds on two decades of research, development and manufacturing at The Children’s Hospital of Philadelphia, including human trials conducted across diverse therapeutic areas and routes of administration. To learn more, please visit www.sparktx.com.

Cautionary Note on Forward-looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s financial condition and results of operations, the sufficiency of its cash, cash equivalents and marketable securities, as well as the advancement of the Company’s product candidates and clinical studies and anticipated milestones for 2015. Any forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in, or implied by, such forward-looking statements. These risks and uncertainties include, but are not limited to, the risk that: (i) the results of our Phase 3 clinical trial for SPK-RPE65 may be insufficient to support further development of that product candidate; (ii) the data from our Phase 3 clinical trial of SPK-RPE65 may not support a label for the treatment of RPE65- mediated IRDs other than LCA; (iii) the improvements in functional vision demonstrated by SPK-RPE65 in our Phase 1 clinical trials may not be sustained; (iv) our product candidate, SPK-CHM, will not demonstrate sufficient clinical data to warrant continued development; (v) that our collaboration with Pfizer will not be successful; and (vi) any one or more of our product candidates in preclinical or clinical development will not successfully be developed and commercialized. For a discussion of other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the “Risk Factors” section, as well as discussions of potential risks, uncertainties and other important factors, in our Annual Report on Form 10-K filed with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Spark undertakes no duty to update this information unless required by law.

Investor Relations

Spark Therapeutics, Inc.

Stephen W. Webster

Chief Financial Officer

(888) 772-7560

or

Media Contact

FKH

Jessica Rowlands

(202) 729-4089

Spark Therapeutics, Inc.

Balance Sheets

(Unaudited)

	December 31, 2014	March 31, 2015
Assets
Current assets:
Cash and cash equivalents	$74,566,963	$234,412,118
Other receivables	244,393	669,399
Prepaid expenses and deferred financing costs	2,551,912	776,113

Total current assets	77,363,268	235,857,630
Property and equipment, net	12,674,372	13,399,394
Other assets	408,211	408,211

Total assets	$90,445,851	$249,665,235

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,676,697	$3,135,451
Accrued and other expenses	3,163,154	2,448,366
Current portion of deferred revenue	10,014,377	5,578,558

Total current liabilities	15,854,228	11,162,375

Deferred rent	8,618,489	8,651,297
Long-term deferred revenue	10,767,414	12,928,766

Total liabilities	35,240,131	32,742,438

Stockholders’ equity:
Preferred stock, $0.001 par value. Authorized, 5,000,000; 0 shares issued and outstanding	—	—
Series A convertible preferred stock, $0.001 par value. Authorized, 5,000,000 shares; issued and outstanding, 5,000,000 shares at December 31, 2014	10,000,000	—
Series B convertible preferred stock, $0.001 par value. Authorized, 45,186,334 shares; issued and outstanding, 45,186,334 shares at December 31, 2014	72,437,203	—
Common stock, $0.001 par value. Authorized, 150,000,000 shares; issued and outstanding, 6,290,317 and 24,543,923 shares at December 31, 2014 and March 31, 2015, respectively	6,290	24,544
Additional paid-in capital	54,364,833	308,234,366
Accumulated deficit	(81,602,606)	(91,336,113)

Total stockholders’ equity	55,205,720	216,922,797

Total liabilities and stockholders’ equity	$90,445,851	$249,665,235

Spark Therapeutics, Inc.

Statements of Operations

(Unaudited)

	Three Months Ended March 31,
	2014	2015

Revenues	$20,000	$2,274,467
Operating expenses:
Research and development	3,387,733	8,334,108
General and administrative	1,016,123	3,684,880

Total operating expenses	4,403,856	12,018,988

Loss from operations	(4,383,856)	(9,744,521)
Interest income	—	11,014

Net loss	(4,383,856)	(9,733,507)

Preferred stock dividends	—	(634,794)

	(4,383,856)	(10,368,301)

Basic and diluted net loss per common unit/share	$(0.86)	$(0.58)

Weighted average basic and diluted common shares outstanding	5,100,885	17,825,296

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